                                                                    Exhibit 99.1


Company Contacts                              Investor Contacts
VidaMed, Inc.                                 Lippert Heilshorn & Associates
-------------                                 Bruce Voss (Bvoss@lhai.com)
Randy Lindholm, Chairman, President & CEO     Martin Halsall (Mhalsall@lhai.com)
John Howe, Chief Financial Officer            (310) 691-7100
(510) 492-4900
www.vidamed.com
---------------


                    VIDAMED CEO ADOPTS INSIDER TRADING PLAN

FREMONT, Calif. (August 23, 2001) - VidaMed, Inc. (NASDAQ: VIDA) today announced that Randy Lindholm, chief executive officer, adopted a trading plan that will allow him to sell up to 15,000 shares of VidaMed stock a month under a government-approved insider trading rule that allows corporate insiders to systematically buy or sell stock.

"The establishment of this trading plan is designed to allow me to diversify my portfolio by exercising a small portion of my VidaMed options and selling the underlying shares in the open market. In the past, I have been unable to do this due to the legal concerns involved since I frequently possess at any given time material, nonpublic information about VidaMed," Lindholm stated.

The Securities and Exchange Commission's Rule 10b5-1 allows corporate insiders to establish prearranged programs to sell or purchase a Company's securities based on criteria prescribed by the insider. The programs are prepared at a time when that individual is not aware of any material non-public information. The predetermined selling programs are designed to remove much of the discretionary aspects of periodic diversification so as to alleviate potential misperceptions of insider trading.

Lindholm currently holds over 2.1 million shares of VidaMed stock, including stock options.

VidaMed designs, develops and markets technologically and clinically advanced cost-effective systems for the treatment of urological conditions. For investor information, please call (800) 363-2994 or visit VidaMed's Web site at www.vidamed.com.
---------------

Certain statements in this news release contain forward-looking information. Actual results may vary significantly from those anticipated in such forward-looking statements due to risks and uncertainties, including risks described in VidaMed's reports filed from time to time with the United States Securities and Exchange Commission.

                                   #   #   #